Appendix A

November 1, 2010

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

Re:

Sweet Spot Games, Inc.

Dear Sirs/Madams:

This is to confirm that the client-auditor relationship between Sweet Spot Games, Inc. and Brock, Schechter & Polakoff, LLP ceased as of October 29, 2010 in regards to all accounting and auditing services and all quarterly reports up through and including June 30, 2010.  For the period from June 2, 2008 (inception) to June 30, 2010, there has been no disagreement between Sweet Spot Games, Inc. and Brock, Schechter & Polakoff, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Brock, Schechter & Polakoff, LLP would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

We have read Item 4.01 included in the Form 8k dated November 1, 2010 of Sweet Spot Games, Inc., filed with the Securities and Exchange Commission and we are in agreement with the statements contained therein.

/s/ Brock, Schechter & Polakoff, LLP

BROCK, SCHECHTER & POLAKOFF, LLP

Buffalo, New York